Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-215763

Pricing Term Sheet

McKesson Corporation

3.950% Notes due 2028

Issuer: Ratings*:	McKesson Corporation Baa2 / BBB+ / BBB+ (all stable) (Moody’s / Fitch / S&P)

Title:	3.950% Notes due 2028

Size:	$600,000,000

Maturity Date:	February 16, 2028

Interest Payment Dates:	February 16 and August 16 of each year, commencing August 16, 2018

Coupon:	3.950% per year

Benchmark Treasury:	UST 2.250% due November 15, 2027

Benchmark Treasury Yield:	2.828%

Spread to Benchmark Treasury:	+112.5 bps

Yield to Maturity:	3.953%

Price to Public:	99.975%

Redemption:

Make-Whole:	Treasury Bond Rate +20 bps

Par Call:	Beginning November 16, 2027 at par

CUSIP:	581557 BJ3

ISIN:	US581557BJ38

Trade Date:	February 7, 2018

Settlement Date:	February 16, 2018 (T+7)

Global Coordinator:	Goldman Sachs & Co. LLC

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. MUFG Securities Americas Inc.

Co-Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

UniCredit Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Rabo Securities USA, Inc.

ING Financial Markets LLC

The Williams Capital Group, L.P.

PNC Capital Markets LLC

DNB Markets, Inc.

RBS Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The communication of this pricing term sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing term sheet relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

This pricing term sheet supplements the preliminary prospectus supplement dated February 7, 2018 and prospectus dated January 27, 2017.

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